CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 33-51626 on Form N-1A under the Securities Act of 1933, of our reports dated February 15, 2008, relating to the financial statements and financial highlights of Schwartz Investment Trust, including Schwartz Value Fund, Ave Maria Catholic Values Fund, Ave Maria Growth Fund, Ave Maria Rising Dividend Fund, Ave Maria Opportunity Fund and Ave Maria Bond Fund appearing in the Annual Report on Form N-CSR of Schwartz Investment Trust for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

CHICAGO, ILLINOIS
APRIL 28, 2008